Fund Administration and
Accounting Agreement
SCHEDULE II SERIES

448330	GaveKal Knowledge Leaders Developed World ETF	July 08, 2015
824504	The Wear ETF	August 2, 2016
541865	Saba Interest Rate Hedged Closed-End Funds ETF	March 13, 2017
983931	ProSports Sponsors ETF	July 11, 2017
805183	James Biblically Responsible Investment ETF	December 14, 2017

EXCHANGE LISTED FUNDS TRUST

By:	/s/ J. Garrett Stevens
Title:	J. Garrett Stevens
Date:	12-8-17

THE BANK OF NEW YORK MELLON

By:	/s/ Elizabeth Stubenrauch
Title:	Elizabeth Stubenrauch
Date:	12/11/17